SEALE and BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

January 25, 2010

Office Of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated January 22, 2010 of Lux Energy Corp. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal, except as described in the following two paragraphs:

Seale and Beers reviewed interim financial statements for the three months ending June 30, 2009 and September 30, 2009.

In preparing for the audit of the year ended December 31, 2009, we learned that the Company had incorrectly reported the acquisition of an asset from a related party for a note payable on its interim financial statements for the three months ending September 30, 2009, as an offsetting financing and investment activity on its Statements of Cash Flows rather than as a supplementary non-cash transaction. On January 21, we notified the Company that it must restate the Statements of Cash Flows accordingly.

We cannot confirm or deny that the appointment of Killman, Murrell & Company, P.C. was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

Seale and Beers, CPAs                      PCAOB & CPAB Registered Auditors
50 South Jones Blvd., Suite 202, Las Vegas, NV 89107 888-727-8251 Fax 888-782-2351